UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Information Services Group, Inc.

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut

(203) 517-3100

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2011

This supplement to our Proxy Statement, dated April 8, 2011, for the Annual Meeting of Stockholders of Information Services Group, Inc. to be held on May 16, 2011 is being provided to you solely in order to correct certain information regarding the aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and December 31, 2009 by PricewaterhouseCoopers LLP as set forth on page 10 of the Proxy Statement.  The following table sets forth the corrected information:

	Fiscal Years
	December 31, 2010	December 31, 2009
Audit Fees(1)	$515,000	$519,376
Audit-Related Fees(2)	604,919	3,999
Tax Fees(3)	97,961	172,483
Total Fees	$1,217,880	$695,858

(1)                                  Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)                                  Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  This category includes fees of $578,000 for due diligence work in connection with the acquisitions of Compass and STA Consulting and fees related to software licenses and services rendered in connection with SEC registration statements.

(3)                                  Includes fees for professional services rendered in fiscal 2010 and 2009 in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

Except as provided in this supplement to our Proxy Statement, the information provided in the Proxy Statement continues to apply.

Dated: May 2, 2011